Exhibit 99.1

RADDOG from AITX’s RAD Captures Fans’ Hearts During Appearance and ESPN+ Broadcast at Junior League World Series

From the Pitcher’s Mound to the Hearts of Fans, RADDOG Brings Advanced Tech and Warm Smiles to the Junior League World Series

Detroit, Michigan, August 14, 2024 — Robotic Assistance Devices, Inc. (RAD), a subsidiary of Artificial Intelligence Technology Solutions, Inc. (the “Company”) (OTCPK:AITX), today announced that on Saturday, August 10th, RADDOG took center stage at the Junior League World Series in Taylor, Michigan. This remarkable quadruped robot dog, already a beloved member of the Taylor Police Department, thrilled the crowd by delivering the ceremonial first pitch baseball to the pitcher’s mound. RADDOG’s appearance, broadcast live on ESPN+, not only showcased its advanced technology but also solidified its role as a community ambassador, continuing to strengthen its ties with the local community.

A brief video of RADDOG’s appearance, courtesy of ESPN+ can be viewed by clicking here.

Since joining the Taylor Police Department, RADDOG has excelled in its dual role as both an operational asset and a community outreach ambassador. Equipped with advanced AI-driven capabilities, RADDOG supports law enforcement by performing routine patrols, surveillance tasks, and providing an additional layer of safety for officers and the public alike. Beyond its operational duties, RADDOG has become a fixture at community events, parades, and public gatherings, where it engages with citizens, fosters positive relationships, and enhances the department’s connection with the community. This unique combination of cutting-edge technology and community presence makes RADDOG an invaluable resource for law enforcement agencies looking to strengthen both their operational effectiveness and community ties.

“If only I had longer arms and opposable thumbs, I’d have thrown that first pitch myself! But with four legs and a heart full of enthusiasm, I was more than happy to deliver the ball to the mound and be part of the action,” said RADDOG, as imagined by RAD’s creative team.

Troy McCanna, RAD’s Chief Security Officer and former FBI senior agent in charge of tactical operations in Michigan and Ohio commented, “RADDOG represents a unique blend of cutting-edge technology and approachability that helps bridge the gap between the public’s perception of law enforcement tools and the need for these tools to be seen as friendly, safe, and helpful. At RAD, we’ve seen firsthand how RADDOG can engage communities in a positive way, while still serving as a highly effective operational asset. We encourage law enforcement agencies to consider enlisting RADDOG as a way to strengthen their connection with the communities they serve, fostering trust and cooperation while enhancing public safety.”

RAD invites law enforcement agencies nationwide to experience the benefits of RADDOG firsthand. Whether it’s enhancing public safety or delighting a crowd, RADDOG is ready to be the star of your next community event. Interested parties should email info@raddog.ai.

“Adoption of cost-effective quadrupeds are expected to be available en masse from RAD sometime in the first half of 2025,” said Steve Reinharz, CEO/CTO of AITX and RAD. “We’re expecting to produce 100 of our V2 which will feature some significant enhancements including physical durability and much more.”

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060

@SteveReinharz